Exhibit 3

SCHEDULE A

This Schedule A sets forth information with respect to all transactions in the shares of Common Stock of the Issuer effected by the Reporting Persons during the past sixty days.

Trade Date	Shares Purchased	Price (1)	Reporting Person
9/5/2018	22,893	$1.28	HCPF
9/6/2018	500	$1.30	HCPF
9/7/2018	45,277	$1.38	HCPF
9/10/2018	54,039	$1.44	HCPF
9/12/2018	10,000	$1.41	HCPF
9/13/2018	45,344	$1.40	HCPF
9/14/2018	23,500	$1.44	HCPF

(1)

The prices reported above are weighted average prices. The shares of Common Stock were purchased in multiple transactions at prices ranging from: (i) $1.24-$1.30 on September 5, 2018, (ii) $1.30-$1.45 on September 7, 2018, (iii) $1.34-$1.45 on September 10, 2018, (iv) $1.40-$1.44 on September 12, 2018, and (v) $1.43-$1.45 on September 14, 2018. The Reporting Persons undertake to provide to the Issuer, any holder of the Issuer’s common stock, or the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within the ranges set forth in this footnote (1).